Exhibit 99.1

AMRI Announces Fourth Quarter and Full Year 2014 Results

•	Fourth quarter contract revenue of $80.7 million, up 35% from 2013

•	Full year 2014 contract revenue of $250.7 million, up 19% from 2013
•	Fourth quarter adjusted diluted EPS of $0.28 up 33% from $0.21 in 2013, including a $0.03 decrease in EPS from royalties in the current quarter
•	Full year adjusted diluted EPS of $0.63 compared to $0.68 in 2013, including a $0.21 decrease in EPS from royalties in the current year
•	Full year 2015 contract revenue expected to be between $335 and $370 million, up 40% at the midpoint.

Albany, NY (February 12, 2015) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the fourth quarter and full year ended December 31, 2014.

“While our OsoBio facility resumed full operations later than anticipated, after we learned in the fall of 2014 that a remediation would be necessary, strong execution led us to finish 2014 with record performances in each of our businesses, as reflected by a greater than 30% increase in quarterly revenue and adjusted earnings,” said William S. Marth, AMRI’s president and chief executive officer.

“During 2014, we reorganized our discovery business, optimizing our resource mix and laying the ground work for a differentiated discovery platform. We advanced our growth in generics, initiating multiple development programs across all segments of our business, and we completed and integrated two acquisitions and announced a third, expanding our capabilities into very attractive, high demand areas such as controlled substances, sterile manufacturing and product development. Lastly, we created sustainable shareholder value, replacing declining royalties with an expanding, profitable contract business.

“We have much to be proud of in 2014 and are poised for a strong 2015. Despite a significant headwind from the loss of Allegra royalties in 2015, we believe continued strong growth in our base business, the contribution of our acquisitions, together with enhanced operational discipline, will lead to continued, significant growth in revenue and earnings in 2015.”

Fourth Quarter 2014 Results

Total revenue for the fourth quarter of 2014 was $86.6 million, an increase of 29% compared to total revenue of $67.1 million reported in the fourth quarter of 2013.

Total contract revenue for the fourth quarter of 2014 was $80.7 million, an increase of 35% compared to contract revenue of $59.7 million reported in the fourth quarter of 2013. Adjusted contract margins were 23% for the fourth quarter of 2014, compared with 21% for the fourth quarter of 2013, driven by the growth of the Drug Product business, increased capacity utilization, and the benefit of cost reduction initiatives and facility optimization. Adjusted contract margins exclude the following items that are included under U.S. GAAP: business interruption costs, purchase accounting depreciation and amortization and business acquisition costs. For a reconciliation of U.S. GAAP contract margins as reported to adjusted contract margins for the 2014 and 2013 reporting periods, please see Table 1 at the end of press release.

Royalty revenue in the fourth quarter of 2014 was $5.9 million, a decrease of 21% from $7.4 million in the fourth quarter of 2013. Royalty revenue for the fourth quarter of 2014 includes $3.4 million in royalties from the Allegra® products as well as $2.5 million from the net sales of certain amphetamine salts sold by Actavis.

Net loss under U.S. GAAP was $(1.9) million, or $(0.06) per diluted share, in the fourth quarter of 2014, compared to U.S. GAAP net income of $4.3 million, or $0.13 per diluted share for the fourth quarter of 2013. Net income on an adjusted basis in the fourth quarter of 2014 was $9.2 million, or $0.28 per diluted share, compared to adjusted net income of $6.8 million or $0.21 per diluted share in 2013. Net income on an adjusted basis excludes the following items that are included under U.S. GAAP: business interruption charges, restructuring and impairment charges, convertible debt interest and amortization charges, business acquisition costs, executive transition costs, postretirement benefit plan settlement gains, write-offs of deferred financing costs, non-recurring income tax adjustments, litigation settlements, insurance demutualization gains, losses on disposals of fixed assets related to restructuring activities, ERP implementation costs, and depreciation and amortization of purchase accounting adjustments. For a reconciliation of U.S. GAAP net income (loss) and earnings (loss) per diluted share as reported to adjusted net income and earnings per diluted share for the 2014 and 2013 reporting periods, please see Table 2 at the end of this press release.

Full Year 2014 Results

Total revenue for the year ended December 31, 2014 was a record $276.6 million, an increase of 12% compared to total revenue of $246.6 million for the same period in 2013.

Total contract revenue for the full year 2014 was a record $250.7 million, an increase of 19% compared to contract revenue of $210.0 million for 2013. Adjusted contract margins were 19% for the full year 2014, compared to 18% in 2013.

Royalty revenue for the full year 2014 was $25.9 million, a decrease of 29% from $36.6 million in 2013, in line with expectations. Royalty revenue for the full year 2014 includes $16.3 million in royalties from the Allegra® products, as well as $9.6 million from the net sales of certain amphetamine salts sold by Actavis.

Net loss under U.S. GAAP for the full year 2014 was $(3.3) million, or $(0.10) per diluted share, compared to U.S. GAAP net income of $11.8 million, or $0.37 per diluted share for the full year 2013. Net income on an adjusted basis in the full year 2014 was $20.7 million or $0.63 per diluted share, compared to adjusted net income of $21.5 million or $0.68 per diluted share in 2013. Adjusted net income in 2014 includes a $6.4 million decline in royalty income and $0.7 million of income from operations acquired during 2014.

For a reconciliation of U.S. GAAP net income (loss) and earnings (loss) per diluted share as reported to adjusted net income and earnings per diluted share for the 2014 and 2013 reporting periods, please see Table 2 at the end of this press release. Financial results for the three months and year ended December 31, 2013 have been updated from previously reported amounts to reflect prior period income tax adjustments identified during the second quarter of 2014. The Company considers the adjustments to be immaterial to the impacted periods.

Segment Results

Drug Discovery Services (DDS)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2014	2013	2014	2013

DDS Contract Revenue	$19,741	$18,404	$76,737	$77,418
Cost of Contract Revenue	15,482	16,028	62,401	66,604
Contract Gross Profit	4,259	2,376	14,336	10,814
Contract Gross Margin	22%	13%	19%	14%

Discovery and Development Services (DDS) contract revenue for the fourth quarter of 2014 increased 7% to $19.7 million, compared to $18.4 million the fourth quarter of 2013, primarily due to an increase in development services revenue. DDS gross margins increased to 22% from 13% in the fourth quarter of 2013, driven by the benefit of cost reduction initiatives and facility optimization.

For the full year 2014, DDS contract revenue decreased to $76.7 million from $77.4 million in 2013. A decline in discovery service revenue was offset by an increase in development service revenue. DDS gross margins increased to 19% in 2014 from 14% in 2013, driven by the benefit of cost reduction initiatives and facility optimization.

Active Pharmaceutical Ingredients (API)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2014	2013	2014	2013

API Contract Revenue	$46,204	$38,301	$144,349	$125,871
Cost of Contract Revenue	34,200	27,975	111,873	95,144
Contract Gross Profit	12,004	10,326	32,476	30,727
Contract Gross Margin	26%	27%	22%	24%

Adjusted Contract Gross Profit (1)	12,220	10,326	32,882	30,727
Adjusted Contract Gross Margin (1)	26%	27%	23%	24%

(1) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to adjusted contract gross profit and adjusted contract gross margin as a percentage of contract revenue.

API contract revenue for the fourth quarter of 2014 increased 21% compared to the same period of 2013 due primarily an increase in API shipments to customers, and the addition of Cedarburg Pharmaceuticals. Excluding the Cedarburg acquisition, contract revenue increased 14% compared to the fourth quarter 2013. API adjusted contract margins for the fourth quarter of 2014 decreased to 26% from 27% in the fourth quarter of 2013, due to the mix of business within the segment.

For the full year 2014, API contract revenue increased 15% to $144.3 million from $125.9 million in 2013, due primarily to the addition of Cedarburg Pharmaceuticals. Excluding the acquisition of Cedarburg, API contract revenue increased 7% compared to the full year 2013. API adjusted gross margins decreased to 23% in 2014 from 24% in 2013, due to the mix of business within the segment.

Drug Product Manufacturing (DPM)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2014	2013	2014	2013

DPM Contract Revenue	$14,767	$3,010	$29,619	$6,712
Cost of Contract Revenue	16,449	3,100	34,919	10,175
Contract Gross Loss	(1,682)	(90)	(5,300)	(3,463)
Contract Gross Margin	-11%	-3%	-18%	-52%

Adjusted Contract Gross Profit (Loss) (1)	1,761	(90)	1,467	(3,463)
Adjusted Contract Gross Margin (1)	12%	-3%	5%	-52%

(1) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross loss and contract gross margin to adjusted contract gross profit (loss) and adjusted contract gross margin as a percentage of contract revenue.

Drug Product Manufacturing contract revenue for the fourth quarter of 2014 increased $11.8 million over the same period of 2013 and includes $10.3 million of revenue from Oso Biopharmaceuticals Manufacturing (OsoBio) that was acquired in July 2014. Drug Product adjusted contract margins for the fourth quarter of 2014 increased to 12% compared to -3% the same period of 2013, driven by volume increases, improved mix and the addition of the OsoBio business, however contract margins were significantly impacted at the Company’s Albuquerque facility as a result of the previously disclosed business interruption event.

For the full year 2014, Drug Product contract revenue increased $22.9 million to $29.6 million from $6.7 million in 2013, due primarily to the addition of $16.7 million in revenue from OsoBio and a 92% increase in revenue from the company’s Burlington operations. Drug Product adjusted gross margins improved to 5% in 2014 from -52% in 2013, due to the addition of OsoBio and increased capacity utilization at our Burlington facility.

Liquidity and Capital Resources

In the fourth quarter 2014, AMRI expanded its existing revolving line of credit from $50 million to $75 million with the addition of another bank to the facility.

At December 31, 2014, AMRI had cash, cash equivalents and restricted cash of $51.0 million, compared to $23.9 million at September 30, 2014. The increase in cash and cash equivalents for the quarter ended December 31, 2014 was primarily due to $35 million in proceeds from the Company’s line of credit, partially offset by cash used in operations of $2.0 million and $5.2 million of capital expenditures. Total common shares outstanding, net of treasury shares, were 32,627,940 at December 31, 2014.

In January 2015, AMRI acquired a Glasgow, UK-based drug product formulation business for $24 million and expects to complete the previously announced acquisition of SSCI/ West Lafayette, Ind. in February 2015.

Financial Outlook

AMRI estimates the following for full year 2015:

•	Full year contract revenue is expected to be between $335 and $370 million, an increase of 40% at the midpoint, including
o	DDS revenue of approximately $98 million
o	API revenue of approximately $162 million
o	Drug Product revenue of approximately $92 million
•	Royalty revenue of between $13 and $14 million, including approximately $4 million of Allegra royalties, which expire fully in the third quarter 2015
•	Adjusted selling, general and administrative expenses at approximately 17% of contract revenue

•	Adjusted EBITDA between $59 and $65 million, up 34% at the midpoint

•	Adjusted diluted EPS is expected to be between $0.80 and $0.90, compared to $0.63 in 2014, based on an average fully diluted share count of approximately 33 million shares

•	Capital expenditures of between $24 and $26 million

•	Effective tax rate of approximately 33%

AMRI’s estimates for 2015 reflect the acquisition of the SSCI West Lafayette, Ind. operations, closing in February 2015, to be included in the DDS segment, as well as the Glasgow UK injectable drug product formulation operations, closed in January 2015, to be included in the Drug Product segment.

Fourth Quarter Results Conference Call

AMRI will host a conference call and webcast today at 8:30 a.m. ET to discuss fourth quarter 2014 results. The conference call can be accessed by dialing (866) 208-5728 (domestic calls) or (224) 633-1279 (international calls) at 8:20 a.m. ET and entering passcode 75749093. The webcast and supplementing slides can be accessed on the company’s website at www.amriglobal.com.

A replay of the conference call can be accessed for 24 hours at (855) 859-2056 (domestic calls) or (404) 537-3406 (international calls) and entering passcode 75749093. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at http://ir.amriglobal.com.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Solutions (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing. Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API Manufacturing supports the chemical development and cGMP manufacture of complex API, including potent, controlled substances, biologics, peptides, steroids, and cytotoxic compounds. Drug Product Manufacturing supports development through commercial scale production of complex liquid-filled and lyophilized parenteral formulations. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue, contract revenue, adjusted EBITDA, adjusted diluted earnings per share, and all information and other statements regarding the estimates of results and financial outlook for 2015, statements made by the company's Chief Executive Officer, and statements under the caption “Financial Outlook,” statements regarding the business interruption event at the OsoBio facility and the time and resources involved with the remediation thereof and the impact of such event on the Company’s results of operations, statements regarding the strength of the company’s business and prospects, statements regarding the impact of recent acquisition activity, and statements concerning the company’s momentum and long-term growth, including expected results for 2015. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and chemical research and development, including softness in these markets; sales of Allegra® and the impact of the “at-risk” launch of generic Allegra®, the rapid reduction in royalties on the Allegra products expected in 2015 and the patent expirations on such products, the OTC conversion of Allegra® and the generic and OTC sales of Allegra in Japan on the company’s receipt of significant royalties under the Allegra® license agreement; the success of the sales of other products for which the company receives royalties; the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the company’s ability to enforce its intellectual property and technology rights; the company’s ability to obtain financing sufficient to meet its business needs; the company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; the company’s ability to effectively maintain compliance with applicable FDA and DEA regulations; the company’s ability to integrate past or future acquisitions, including the Aptuit West Lafayette and Glasgow operations, Cedarburg Pharmaceuticals and Oso Biopharmaceuticals Manufacturing, and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission on March 17, 2014, and the company's other SEC filings. Revenue, contract revenue, adjusted diluted EPS, adjusted contract margin, adjusted EBITDA and other financial guidance offered by senior management today with respect to 2015 represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of contract gross profit (loss), contract gross margin, income (loss) from operations, and net income (loss) and income (loss) per diluted share as adjusted to exclude certain restructuring charges, executive transition costs, convertible debt interest and amortization charges, business interruption charges, business acquisition costs, litigation settlement charges, write-offs of deferred financing costs, non-cash long-lived asset impairment charges, losses on disposals of assets related to restructuring activities, insurance demutualization gains, depreciation and amortization of purchase accounting adjustments, non-recurring income tax adjustments, and postretirement benefit plan settlement gains in the 2014 and 2013 periods. We have also presented non-GAAP measures of adjusted EBITDA, which in addition to the items excluded above, further excluded the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit. Exclusion of these non-recurring items allows comparisons of operating results that are consistent over time. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income (loss) from operations, net income (loss) or income (loss) per diluted share, prepared in accordance with U.S. GAAP. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Tables 1-3. Our projected 2015 adjusted EPS and adjusted EBITDA, however, are only provided on an adjusted basis. It is not feasible to provide GAAP EPS and EBITDA guidance because the items excluded are difficult to predict and estimate and are primarily dependent on future events.

Contacts:

Investors: Patty Eisenhaur, Head of Investor Relations, 518-512-2936

Media: Gina Rothe, AMRI Communications, 518-512-2512

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except for per share data)	2014	2013	2014	2013

Contract revenue	$80,712	$59,715	$250,705	$210,001
Recurring royalties	5,888	7,407	25,866	36,574
Total revenue	86,600	67,122	276,571	246,575

Cost of contract revenue	66,131	47,103	209,193	171,923
Technology incentive award	344	513	1,621	2,767
Research and development	229	44	1,004	414
Selling, general and administrative	13,954	11,004	48,898	42,256
Postretirement benefit plan settlement gain	-		(1,285)
Restructuring charges	146	1,075	3,582	7,183
Impairment charges	2,885	417	7,835	1,857
Total operating expenses	83,689	60,156	270,848	226,400

Income from operations	2,911	6,966	5,723	20,175

Interest expense, net	(2,700)	(1,000)	(10,956)	(1,244)
Other (expense) income, net	(238)	(99)	(235)	772

Loss (income) before income taxes	(27)	5,867	(5,468)	19,703

Income tax expense (benefit)	1,834	1,603	(2,190)	7,935

Net (loss)income	$(1,861)	$4,264	$(3,278)	$11,768

Basic (loss) income per share	$(0.06)	$0.14	$(0.10)	$0.38

Diluted (loss) income per share	$(0.06)	$0.13	$(0.10)	$0.37

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data (unaudited)

(Dollars in thousands)	December 31, 2014	December 31, 2013

Cash and cash equivalents	$46,995	$175,928
Restricted cash	4,052	714
Accounts receivable, net	71,644	52,216
Royalty income receivable	5,061	7,523
Inventory	49,880	31,991
Total current assets	191,012	279,019
Restricted cash	-	3,810
Property and equipment, net	165,475	127,775
Total assets	519,953	445,268

Total current liabilities	48,690	48,849
Long-term debt, excluding current installments, net of unamortized discount	159,980	123,135
Total liabilities	278,131	204,511
Total stockholders’ equity	241,822	240,757
Total liabilities and stockholders’ equity	519,953	445,268

Table 1: Reconciliation of three months and year ended December 31, 2014 and 2013 reported contract gross profit (loss) and contract gross margin to adjusted contract gross profit (loss) and adjusted contract gross margin

Non-GAAP Measures	Three Months Ended		Year Ended
(Dollars in thousands)	December 31,		December 31,
	2014	2013	2014	2013

Consolidated Contract Revenue, as reported	$80,712	$59,715	$250,705	$210,001
Consolidated Cost of Contract Revenue, as reported	66,131	47,103	209,193	171,923
Consolidated Contract Gross Profit, as reported	14,581	12,612	41,512	38,078
add: Business interruption charges	3,328	-	6,445	-
add: Purchase accounting depreciation	331	-	694	-
add: Business acquistion costs	-	-	34	-
Consolidated Contract Gross Profit, as adjusted	$18,240	$12,612	$48,685	$38,078
Consolidated Contract Gross Margin, as reported	18%	21%	17%	18%
Consolidated Contract Gross Margin, as adjusted	23%	21%	19%	18%

API Segment Contract Revenue, as reported	$46,204	$38,301	$144,349	$125,871
API Segment Cost of Contract Revenue, as reported	34,200	27,975	111,873	95,144
API Segment Contract Gross Profit, as reported	12,004	10,326	32,476	30,727
add: Purchase accounting depreciation	216	-	406	-
API Segment Contract Gross Profit, as adjusted	$12,220	$10,326	$32,882	$30,727
API Segment Contract Gross Margin, as reported	26%	27%	22%	24%
API Segment Contract Gross Margin, as adjusted	26%	27%	23%	24%

Drug Product Segment Contract Revenue, as reported	$14,767	$3,010	$29,619	$6,712
Drug Product Segment Cost of Contract Revenue, as reported	16,449	3,100	34,919	10,175
Drug Product Segment Contract Gross Loss, as reported	(1,682)	(90)	(5,300)	(3,463)
add: Business interruption charges	3,328	-	6,445	-
add: Purchase accounting depreciation	115	-	288	-
add: Business acquisition costs	-	-	34	-
Drug Product Segment Contract Gross Profit (Loss), as adjusted	$1,761	$(90)	$1,467	$(3,463)
Drug Product Segment Contract Margin, as reported	-11%	-3%	-18%	-52%
Drug Product Segment Contract Margin, as adjusted	12%	-3%	5%	-52%

Table 2: Reconciliation of three months and year ended December 31, 2014 and 2013 reported income from operations, net income (loss) and earnings (loss) per diluted share to adjusted income from operations, adjusted net income and adjusted earnings per share:

(Dollars in thousands, except for per share data)

Non-GAAP Measures

	Q TD	Q TD	YTD	YTD
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Income from operations, as reported	$2,911	$6,966	$5,723	$20,175
Impairment charges	2,885	417	7,835	1,857
Restructuring charges	146	1,075	3,582	7,183
Business interruption charges	3,511	-	6,628	-
Executive transition costs	-	1,115	626	1,630
Business acquisition costs	1,083	-	3,721	-
Purchase accounting depreciation and amortization	913	-	1,941	-
Postretirement benefit plan settlement gain	-	-	(1,285)	-
Litigation costs	25	-	25	1,946
ERP implementation costs	144	-	144	-
Organization costs	140	-	140	-
Income from operations, as adjusted	$11,758	$9,573	$29,080	$32,791

Net (loss), income as reported	$(1,861)	$4,264	$(3,278)	$11,768
Adjustments, net of tax:
Impairment charges	2,030	223	5,676	1,476
Restructuring charges	106	962	2,870	5,362
Business interruption charges	2,282	-	4,308	-
Executive transition costs	-	725	407	1,060
Business acquisition costs	704	-	2,418	-
Purchase accounting depreciation and amortization	593	-	1,262	-
Postretirement benefit plan settlement gain	-	-	(835)	-
Convertible debt interest and amortization charges	1,669	609	6,577	609
Write-off of deferred financing costs	-	-	286	-
Litigation settlement	16	-	16	1,265
Insurance demutualization gain	-	-	-	(252)
Loss on disposal of assets	-	-	-	63
ERP implementation costs	94	-	94	-
Organization costs	91	-	91	-
Cumulative translation adjustment loss – Hungary	734	-	734	-
Non-recurring income tax adjustments	2,739	46	24	184
Net income, as adjusted	$9,197	$6,829	$20,650	$21,535

(Loss) income per diluted share, as reported	$(0.06)	$0.13	$(0.10)	$0.37
Adjustments, net of tax:
Impairment charges	0.06	0.01	0.17	0.05
Restructuring charges	0.01	0.03	0.09	0.17
Business interruption charges	0.07	-	0.13	-
Executive transition costs	-	0.02	0.01	0.03
Business acquisition costs	0.02	-	0.08	-
Purchase accounting depreciation and amortization	0.02	-	0.04	-
Postretirement benefit plan settlement gain	-	-	(0.02)	-
Convertible debt interest and amortization charges	0.05	0.02	0.20	0.02
Write-off of deferred financing costs	-	-	0.01	-
Loss on disposal of assets	-	-	-	-
Litigation settlement	-	-	-	0.04
Insurance demutualization gain	-	-	-	(0.01)
ERP implementation costs	-	-	-	-
Organization costs	-	-	-	-
Cumulative translation adjustment loss – Hungary	0.02	-	0.02	-
Non-recurring income tax adjustments	0.09	-	-	0.01
Income per diluted share, as adjusted	$0.28	$0.21	$0.63	$0.68

Table 3: Reconciliation of three months and year ended December 31, 2014 and 2013 reported income (loss) from operations to adjusted EBITDA:

	QTD	QTD	YTD	YTD
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Income from operations, as reported	$2,911	$6,966	$5,723	$20,175
Impairment charges	2,885	417	7,835	1,857
Restructuring charges	146	1,075	3,582	7,183
Business interruption charges	3,511	-	6,628	-
Executive transition costs	-	1,115	626	1,630
Business acquisition costs	1,083	-	3,721	-
Postretirement benefit plan settlement gain	-	-	(1,285)	-
Litigation costs	25	-	25	1,946
ERP implementation costs	144	-	144	-
Organization costs	140	-	140	-
Income from operations, as adjusted	$10,845	$9,573	$27,139	$32,791
Add: Non-operating (expense) income net, as reported	(238)	(99)	(235)	772
Deduct: Insurance demutualization gain	-	-	-	(388)
Add: Cumulative translation adjustment loss – Hungary	734	-	734	-
Add: Loss on disposal of assets	-	-	-	97
Add: Depreciation and amortization	5,287	3,920	18,353	15,871
Adjusted EBITDA	$16,628	$13,394	$45,991	$49,143